Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-197470

PROSPECTUS SUPPLEMENT NO. 10

DATED November 26, 2014 (To Prospectus Dated August 7, 2014)

AMEDICA CORPORATION

2,326,409 Shares of Common Stock

This Prospectus Supplement No. 10, dated November 26, 2014 (“Supplement No. 10”), filed by Amedica Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 7, 2014 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 10 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 2,326,409 shares of our common stock by MG Partners II Ltd., or the Selling Stockholder, consisting of:

•	1,706,667 shares issued or issuable upon conversion of an aggregate principal amount of $6.4 million of our senior convertible notes, including accrued interest, subject to adjustment;

•	50,853 shares issued to the Selling Stockholder in connection with a securities purchase agreement dated June 30, 2014; and

•	568,889 shares issued or issuable to the Selling Stockholder upon exercise of warrants at an exercise price of $4.65 per share, subject to adjustment pursuant to the terms of the warrant.

This Supplement No. 10 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 26, 2014.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, OR ANY OF THE SUPPLEMENTS OR AMENDMENTS RELATING THERETO, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement No. 10 is November 26, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2014

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 26, 2014, Amedica Corporation (“Amedica” or the “Company”) closed the previously announced firm commitment underwritten public offering of units (the “Offering”). Amedica has issued 11,441,646 units at a price to the public of $1.14 per unit. Each unit consists of one share of Amedica common stock and one warrant to purchase one share of common stock. In addition, Amedica has issued an additional 1,716,246 warrants (each such warrant to purchase one share of common stock) pursuant to the exercise, in part, of the underwriters’ over-allotment option. The warrants have an exercise price of $1.48 per share, may be exercised on a cashless basis and will expire five years from the date of issuance. Gross proceeds to Amedica are approximately $13.0 million, before deducting underwriting discounts and commissions and estimated expenses payable by Amedica.

The pricing of the Offering was previously reported on a Form 8-K filed by the Company with the SEC on November 21, 2014 (File No. 001-33624), which is incorporated herein by reference.

Dawson James Securities, Inc. acted as sole book-running manager for the Offering. Copies of the final prospectus for the Offering may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, One North Federal Highway, 5th Floor, Boca Raton, FL 33432, e-mail: mmaclaren@dawsonjames.com or toll free at 866.928.0928

The securities described above were offered by Amedica pursuant to a registration statement on Form S-1 (File No. 333-199753) that was declared effective by the Securities and Exchange Commission on November 20, 2014. This report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: November 26, 2014	/s/ Kevin Ontiveros
Kevin Ontiveros Chief Legal Officer, Corporate Secretary